EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Biostage, Inc.:

We consent to the incorporation by reference in the Registration Statement of Biostage, Inc. on Forms S-8 (No. 333-192026, 333-192027, 333-203105, 333-212993, 333-219988, 333-225336, and 333-239346) of our report dated March 30, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Biostage, Inc. as of December 31, 2022 and for the year then ended,, which report is included in this Annual Report on Form 10-K of Biostage, Inc. for the year ended December 31, 2022.

/s/ Marcum LLP

Marcum LLP
Boston, Massachusetts
March 30, 2023